Filed Pursuant to Rule 433

Registration No. 333-217116

Dated: June 20, 2019

PRICING TERM SHEET

U.S.$1,500,000,000 2.706% SENIOR PREFERRED FIXED RATE NOTES DUE 2024

(“Fixed Rate Notes due 2024”)

Issuer:	Banco Santander, S.A.
Series Number:	76
Issuer Ratings: *	A2 (Stable) / A (Stable) / A- (Stable) by Moody’s/S&P/Fitch
Expected Notes Ratings: *	A2 / A / A by Moody’s/S&P/Fitch
Status:	Senior Preferred (ordinary senior unsecured notes)
Principal Amount:	U.S.$1,500,000,000
Form of Issuance:	SEC Registered
Pricing Date:	June 20, 2019
Settlement Date: **	June 27, 2019 (T+5)
Maturity Date:	June 27, 2024
Benchmark Treasury:	2.000% UST due May 31, 2024
Benchmark Treasury Yield:	1.756%
Spread to Benchmark Treasury:	T+ 95 bps
Re-offer Yield:	2.706%
Coupon:	2.706%
Price to Public:	100.000% of the Principal Amount
Underwriting Discount and Commission:	0.300%
Proceeds to Issuer (before Expenses):	99.700% (U.S.$1,495,500,000)
Expenses (excluding the Underwriting Discount and Commission):	U.S.$116,916

Net Proceeds (after Underwriting Discount and Commission and including Expenses reimbursed to the Issuer):	U.S.$1,495,616,916
Interest Payment Dates:	Semi-annually on June 27 and December 27 of each year, beginning December 27, 2019. Interest will be paid to holders of record of the Fixed Rate Notes in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.
Day Count Fraction:	30/360 (modified unadjusted)
Optional Early Redemption (Call):	N/A
Optional Early Redemption (Put):	N/A
Business Days:	New York City, London and TARGET 2
Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof
Listing:	New York Stock Exchange
Trustee and Principal Paying Agent and Calculation Agent:	Bank of New York Mellon
Governing Law:	New York law, except that certain provisions of the Fixed Rate Notes due 2024 and the Indentures related to the status of the Fixed Rate Notes due 2024 shall be governed and construed in accordance with Spanish Law.
U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Fixed Rate Notes due 2024 by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances, including any special tax accounting rules to which certain U.S. investors may be subject under section 451(b) of the U.S. Internal Revenue Code.
CUSIP / ISIN:	05971K AD1/ US05971KAD19
Joint Bookrunners:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Santander Investment Securities Inc.
Co-Leads:	Abanca Corporación Bancaria, S.A. Bankia S.A. Bankinter S.A.

*

Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Fixed Rate Notes due 2024. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

**

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Fixed Rate Notes due 2024 prior to the delivery of the Fixed Rate Notes due 2024 may be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the prospectus from BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, J.P. Morgan Securities LLC by calling collect 1-212-834-3345, Morgan Stanley & Co. LLC by calling toll free 1-866-718-1649 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.

PRICING TERM SHEET

U.S.$1,000,000,000 3.306% SENIOR PREFERRED FIXED RATE NOTES DUE 2029

(“Fixed Rate Notes due 2029”)

Issuer:	Banco Santander, S.A.
Series Number:	77
Issuer Ratings: *	A2 (Stable) / A (Stable) / A- (Stable) by Moody’s/S&P/Fitch
Expected Notes Ratings: *	A2 / A / A by Moody’s/S&P/Fitch
Status:	Senior Preferred (ordinary senior unsecured notes)
Principal Amount:	U.S.$1,000,000,000
Form of Issuance:	SEC Registered
Pricing Date:	June 20, 2019
Settlement Date: **	June 27, 2019 (T+5)
Maturity Date:	June 27, 2029
Benchmark Treasury:	2.375% UST due May 15, 2029
Benchmark Treasury Yield:	2.006%
Spread to Benchmark Treasury:	T+130 bps
Re-offer Yield:	3.306%
Coupon:	3.306%
Price to Public:	100.000% of the Principal Amount
Underwriting Discount and Commission:	0.450%
Proceeds to Issuer (before Expenses):	99.550% (U.S.$995,500,000)
Expenses (excluding the Underwriting Discount and Commission):	U.S.$77,944
Net Proceeds (after Underwriting Discount and Commission and including Expenses reimbursed to the Issuer):	U.S.$995,577,944

Interest Payment Dates:	Semi-annually on June 27 and December 27 of each year, beginning December 27, 2019. Interest will be paid to holders of record of the Fixed Rate Notes in respect of the principal amount thereof outstanding 15 calendar days preceding the relevant Interest Payment Date, whether or not a Business Day.
Day Count Fraction:	30/360 (modified unadjusted)
Optional Early Redemption (Call):	N/A
Optional Early Redemption (Put):	N/A
Business Days:	New York City, London and TARGET 2
Minimum Denominations / Multiples:	Minimum denominations of U.S.$200,000 and multiples of U.S.$200,000 in excess thereof
Listing:	New York Stock Exchange
Trustee and Principal Paying Agent and Calculation Agent:	Bank of New York Mellon
Governing Law:	New York law, except that certain provisions of the Fixed Rate Notes due 2029 and the Indentures related to the status of the Fixed Rate Notes due 2029 shall be governed and construed in accordance with Spanish Law
U.S. Federal Income Tax Considerations:	For a discussion of the material U.S. federal income tax considerations for the ownership and disposition of the Fixed Rate Notes due 2029 by U.S. investors, see “Taxation—U.S. Federal Income Tax Considerations” in the base prospectus. That discussion does not describe all of the tax consequences that may be relevant in the light of a U.S. investor’s particular circumstances, including any special tax accounting rules to which certain U.S. investors may be subject under section 451(b) of the U.S. Internal Revenue Code.
CUSIP / ISIN:	05971K AC3 / US05971KAC36
Joint Bookrunners:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Santander Investment Securities Inc.
Co-Leads:	Abanca Corporación Bancaria, S.A. Bankia S.A. Bankinter S.A.

*

Any ratings obtained will reflect only the views of the respective rating agency and should not be considered a recommendation to buy, sell or hold the Fixed Rate Notes due 2029. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

**

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Fixed Rate Notes due 2029 prior to the delivery of the Fixed Rate Notes due 2029 may be required to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and a related preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, you may obtain a copy of the prospectus from BofA Securities, Inc. by calling toll free 1-800-294-1322, Citigroup Global Markets Inc. by calling toll free 1-800-831-9146, J.P. Morgan Securities LLC by calling collect 1-212-834-3345, Morgan Stanley & Co. LLC by calling toll free 1-866-718-1649 and Santander Investment Securities Inc. by calling toll free 1-855-403-3636.